Exhibit 10.2.2

December 21, 2022

James Forbes

Chief Operating Officer, Atlas Air Worldwide Holdings, Inc.

4951 Gulf Shore Blvd. N. #904

Naples, FL 34103-2689

Dear Jim:

Reference is made to the Agreement and Plan of Merger Agreement, dated as of August, 4, 2022, by and among Rand Parent, LLC, Rand Merger Sub, Inc. and Atlas Air Worldwide Holdings, Inc. (the “Company”), pursuant to which the Company will be acquired by an investor group led by funds managed by affiliates of Apollo Global Management, Inc., together with investment affiliates of J.F. Lehman & Company and Hill City Capital (the “Transaction”, and the date on which the transaction is consummated, the “Closing Date”).

As we have discussed, the Compensation Committee of the Board of Directors of the Company has determined to accelerate the payment of certain compensatory awards held by you as shown on Exhibit A hereto, to mitigate potential adverse tax consequences to you and the Company relating to the Transaction.

By executing this letter agreement, you acknowledge and agree that in the event (i) you are terminated for cause (as defined in the applicable plan or award agreement governing the applicable compensatory award) or (ii) you voluntarily resign prior to the date the applicable compensatory award would be paid in the ordinary course or, (iii) the award is due to be paid in connection with the Transaction pursuant to the terms of the Merger Agreement, prior to the Closing Date, in any of such circumstances you shall be required to repay the Company the amounts that you would otherwise not have been entitled to receive as a result of such termination within sixty (60) days of such termination.

In the event any such repayment is required, the Company shall have the right to seek enforcement of such repayment obligation in any court of competent jurisdiction or to set-off such amounts against other amounts owed to you by the Company.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By://s Adam Kokas

Adam Kokas

Executive Vice President, General Counsel and Secretary

Acknowledged and accepted:

By: /s/ James Forbes

James Forbes